                                                                   EXHIBIT 12.1


                          POST APARTMENT HOMES, L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            Nine Months
                                          Ended September                          Year Ended December 31,
                                       --------------------     ----------------------------------------------------------------
                                         2000        1999         1999             1998         1997        1996          1995
                                       --------    --------     --------         --------     --------     -------       -------
Pre-tax income (loss) from
continuing operations                  $ 98,003    $ 88,318     $119,424(1)      $100,461     $ 66,078(1)  $53,453(1)    $38,417(1)

Fixed Charges:
  Interest incurred and amortization
    of debt discount and premium on
    all indebtedness                     55,742      39,898       56,105           48,189       35,205      27,916        29,714
  Rentals - 33.34%(2)                     2,106       1,799        2,385            2,220        1,686         939           405
                                       --------    --------     --------         --------     --------     -------       -------
    Total fixed charges                  57,848      41,697       58,490           50,409       36,891      28,855        30,119
                                       --------    --------     --------         --------     --------     -------       -------

Earnings before income taxes,
  minority interest and fixed charges   155,851     130,015      177,914          150,870      102,969      82,308        68,536
Adjustment for capitalized interest     (18,992)    (14,710)     (21,417)         (15,707)      (9,567)     (4,443)       (5,653)
                                       --------    --------     --------         --------     --------     -------       -------
    Total earnings                     $136,859    $115,305     $156,497         $135,163     $ 93,403     $77,865       $62,883
                                       ========    ========     ========         ========     ========     =======       =======

RATIO OF EARNINGS TO FIXED CHARGES          2.4         2.8          2.7              2.7          2.5         2.7           2.1
                                       ========    ========     ========         ========     ========     =======       =======

(1) Included in the pre-tax income from continuing operations for 1999, 1997, 1996 and 1995 was a non-recurring (loss)/gain of ($1,522), $3,270, $854 and $1,746, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sales had not occurred, the ratio of earnings to fixed charges would have been 2.7, 2.4, 2.7 and 2.0 for 1999, 1997, 1996 and 1995, respectively.
(2) The interest factor of rental expense is calculated as one-third of rental expense for all leases except for two leases for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.